Exhibit 99.1

CohBar, Inc. Announces Third Quarter 2016 Financial Results

Advances Two Clinical Candidates into IND-Enabling Activities

Discovers New Mitochondrial-Derived Peptides and Expands IP Portfolio

Menlo Park, California – November 14, 2016 - CohBar, Inc. (OTCQX: CWBR and TSXV: COB.U), an innovative biotechnology company focused on developing mitochondria based therapeutics (MBTs) to treat diseases associated with aging and increase healthy lifespan, today reported financial results for the third quarter ended September 30, 2016.

“The advancement of our optimized MOTS-c analogs, CB4209 and CB4211, to IND-enabling activities during the third quarter was a significant milestone for CohBar, and an important step in demonstrating the potential of MBTs for the treatment of metabolic disorders underlying age-related diseases,” said Simon Allen, CohBar’s CEO. “Together with our confirmatory studies for obesity and nonalcoholic steatohepatitis, or NASH, which is an advanced form of fatty liver disease, we are evaluating the clinical candidates for combination therapy in type 2 diabetes. At the same time, we’ve continued to mine the mitochondrial genome for new biologically active peptides, broadened our IP portfolio and further secured our position as a leader in mitochondria based therapeutics.”

Business Highlights and Developments:

•	Two First-in-Class Mitochondria Based Therapeutics Advanced into IND-Enabling Activities. On September 30, 2016, CohBar announced the selection of two optimized analogs from its MOTS-c program for advancement into IND-enabling activities. The clinical candidates, CB4209 and CB4211, demonstrated significant and competitively differentiated therapeutic potential in preclinical models for the treatment of obesity. Additional confirmatory studies are planned to determine therapeutic potential for the treatment of NASH, and as a potential add-on to other drugs for the treatment of type 2 diabetes. On October 13, 2016, the Company hosted a conference call with investors, providing details on its preclinical studies and outlining the potential for its clinical candidates to address the unmet medical needs and market opportunities in obesity, NASH and type 2 diabetes. The Company expects to file an IND for its first clinical candidate by the end of 2017 and to initiate a Phase 1 clinical trial in early 2018. A replay of the investor call is available on the Company’s website at: www.cohbar.com.

•	Additional Biologically Active Peptides Discovered in the Mitochondrial Genome and 25 New Provisional Patent Applications filed. On October 13, 2016, CohBar announced the discovery of a large number of new biologically active peptides encoded within the genome of the mitochondria, together with the filing of 25 new provisional patent applications. The Company continues to evaluate these new peptides as possible additions to its pipeline of therapeutics for internal development or partnership opportunities, and expects to file additional patent applications going forward.

•	Expanded Investment Community Outreach. During the third quarter, CohBar continued its retail investment community outreach with non-deal roadshows in the Midwest and Northeast regions of the U.S., and expanded its Investor Relations program with the hiring of Anna Schram as Director of Investor Relations. Following the September 30th announcement of the advancement of its clinical candidates into IND-enabling activities, the Company continued to build awareness with additional roadshows in the U.S. and Canada. More recently, CohBar’s CEO Simon Allen presented the new preclinical data and met with institutional investors and potential pharma partners at the BIO Investor Forum 2016 in San Francisco. An audio replay of the BIO presentation is available on the Company’s website at www.cohbar.com.

During the third quarter, CohBar’s founders continued to receive international recognition for their leadership in the study of aging and for their innovations and discoveries in the treatment of age-related diseases:

•	Dr. Pinchas Cohen was the keynote speaker at the Rejuvenation Biotechnology Conference 2016 hosted at The Buck Center for Research on Aging in California in August 2016, and was a visiting lecturer at The 17th International Congress of Endocrinology in Beijing, in September 2016.

•	Dr. Nir Barzilai was a featured speaker at the First International Conference on “Founder Populations and their contribution to our understanding of Biology and History – Lessons from the Jewish Genome” in July 2016, in Haifa Israel, and was the keynote speaker at the Benzon Symposium No. 62, “Genome Instability and Neurodegeneration” in August 2016, in Copenhagen, Denmark.

In addition, the founders’ research received media coverage during the third quarter in both consumer and financial media outlets including: The Toronto Star, “The search for the ‘Holy Grail’ of human longevity” (August 7, 2016); The Economist, “The fight to cheat death is hotting up” (August 13, 2016) and “How medical science hopes to slow down ageing” (August 14, 2016); and Men’s Health, “How we can increase our healthspans” (September 2, 2016).

Summary of Third Quarter Financial Results

•	Cash and Investments. CohBar had cash, cash equivalents and investments of $8,089,242 on September 30, 2016, compared to $10,291,487 on December 31, 2015.

•	R&D Expenses. Research and development expenses were $1,056,429 in the three months ended September 30, 2016 compared to $547,029 in the prior year period, a $509,400 increase. The increase in research and development expenses was due primarily to an increase in expenses related to the Company’s efforts to develop optimized MBT candidates and an increase in salary, benefits and stock-based compensation due to the expansion of its scientific staff.

•	G&A Expenses. General and administrative expenses were $598,507 in the three months ended September 30, 2016 compared to $531,841 in the prior year period, a $66,666 increase. The increase in general and administrative expenses was primarily due to an increase in salary, benefits and stock-based compensation from the expansion of the Company’s executive team with the addition of its new Chief Executive Officer, offset by the timing of a bonus accrued in the previous year quarter with no corresponding expense in the current year period.

•	Net Loss. For the three months ended September 30, 2016, net loss was $1,653,729 or $0.05 per share basic and diluted, compared to a net loss of $1,079,256, or $0.03 per share basic and diluted, for the three months ended September 30, 2015.

About CohBar

CohBar (OTCQX: CWBR and TSXV: COB.U) is a leader in the research and development of mitochondria based therapeutics, an emerging class of drugs for the treatment of diseases associated with aging. MBTs originate from the discovery of a novel group of peptides within the genome of mitochondria, the powerhouses of the cell. This groundbreaking discovery was made by our founders, world leaders in the biology of aging, metabolism and mitochondrial genomics. MBTs offer the potential to address a broad range of diseases such as obesity, nonalcoholic steatohepatitis (NASH), type 2 diabetes, cancer, atherosclerosis and neurodegenerative disorders.

For additional company information, please visit www.cohbar.com.

Forward-Looking Statements

This news release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include CohBar’s plans and expectations for its CB4209 and CB4211 candidate program, including anticipated timing and results of IND-enabling activities, regulatory submissions and initiation of clinical trials, statements regarding the therapeutic potential of these and other mitochondria based therapeutics, and the potential for additional discoveries, and expectations regarding future patent applications. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by CohBar. These risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated commencement and completion dates for IND-enabling and initial clinical studies, as well as the possibility of unfavorable study results, including unfavorable new data and additional analyses of existing data; risks associated with initial data, including the risk that results of additional pre-clinical or clinical studies may be different from (including less favorable than) the earlier data results and may not support further clinical development; whether and when any investigational new drug application may be filed with regulatory authorities for CB4209 or CB4211; whether and when regulatory authorities may approve any such applications, and other decisions by regulatory authorities that could affect the availability or commercial potential of CB4209 or CB4211. Additional risks and uncertainties include CohBar’s ability to retain key personnel, expand its research operations, and obtain financing necessary to continue its operations and fund its candidate programs. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website, and at www.sec.gov or www.sedar.com.

You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. The forward-looking statements and other information contained in this news release are made as of the date hereof and CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Investor and Media Contact:

Anna Schram

CohBar, Inc.

(650) 446-7888 ext. 114

anna.schram@cohbar.com

CohBar, Inc.

Condensed Balance Sheets

	As of
	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,012,237	$4,803,687
Investments	2,077,005	5,487,800
Prepaid expenses and other current assets	82,256	88,223
Total current assets	8,171,498	10,379,710
Property and equipment, net	225,313	199,575
Other assets	27,093	20,492
Total assets	$8,423,904	$10,599,777

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$424,064	$209,730
Accrued liabilities	143,944	155,713
Accrued payroll and other compensation	237,667	217,250
Note payable, net of debt discount	205,152	-
Total current liabilities	1,010,827	582,693
Note payable, net of debt discount	-	205,005
Total liabilities	1,010,827	787,698

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, Authorized 5,000,000 shares; No shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	-	-
Common stock, $0.001 par value, Authorized 75,000,000 shares; Issued and outstanding 33,432,514 shares as of September 30, 2016 and 32,320,891 as of December 31, 2015	33,433	32,321
Additional paid-in capital	20,112,032	18,114,295
Accumulated deficit	(12,732,388)	(8,334,537)
Total stockholders’ equity	7,413,077	9,812,079
Total liabilities and stockholders’ equity	$8,423,904	$10,599,777

CohBar, Inc.

Condensed Statements of Operations

(unaudited)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,056,429	547,029	2,646,125	1,257,075
General and administrative	598,507	531,841	1,753,008	1,467,759
Total operating expenses	1,654,936	1,078,870	4,399,133	2,724,834
Operating loss	(1,654,936)	(1,078,870)	(4,399,133)	(2,724,834)

Other income (expense):
Interest income	3,142	1,451	7,072	3,650
Interest expense	(1,886)	(1,755)	(5,643)	(5,267)
Other expense	-	(33)	-	(1,452)
Amortization of debt discount	(49)	(49)	(147)	(147)
Total other income (expense)	1,207	(386)	1,282	(3,216)
Net loss	$(1,653,729)	$(1,079,256)	$(4,397,851)	$(2,728,050)
Basic and diluted net loss per share	$(0.05)	$(0.03)	$(0.13)	$(0.09)
Weighted average common shares outstanding - basic and diluted	33,416,874	32,320,891	32,878,254	31,951,056